EXHIBIT 10.48 (CONFIDENTIAL TREATMENT REQUESTED ON
               CERTAIN PORTIONS OF THIS DOCUMENT)



                  TECHNOLOGY TRANSFER AND LICENSE AGREEMENT



     THIS AGREEMENT is made and entered into this 20th day of January, 1997, by and between CORNING INCORPORATED, a New York corporation having a place of business at One Riverfront Plaza, Corning, New York 14831 (hereinafter "Corning"), and ENERGY RESEARCH CORPORATION, a New York corporation having a place of business at 3 Great Pasture Road, Danbury, CT 06813 (hereinafter "ERC").

                        INTRODUCTION

     ERC has developed certain technology and technical know-how for a sealed NiZn battery including technology for a fibrillated electrode and a light-weight nickel electrode that uses graphite. ERC has represented to Corning that such technology has been used to develop a NiZn cell as described in Exhibit A, which cell can be used to develop a NiZn battery.

    Corning wishes to develop and commercialize a NiZn battery using the patents and know-how of ERC and for that purpose wishes to enter into the license in such patents and know-how set forth below.

     ERC, in consideration of the payments and obligations described below, wishes to enter into the license of its patents and know-how to Corning as set forth below for the purpose of

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allowing Corning to develop, make, have made and sell or
otherwise commercialize a NiZn battery.

    In order to effectuate this license, ERC wishes to provide, and Corning wishes to receive the technical assistance set forth in the Technical Assistance Agreement of even date.

    NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below and intending to be legally bound, the parties agree as follows:

           I. DEFINITIONS AND SCOPE OF THE AGREEMENT

    As used in this Agreement, the following terms shall have the following respective meanings which are intended to define the scope of the Agreement:

    1.1 "Corning Affiliate" shall mean any entity in which Corning directly or indirectly owns or controls 50% or more of voting equity.

    1.2 "Development Program" shall have the meaning set forth in Section 3.1.

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    1.3 " Effective Date" is the date set forth above, i.e.
January 20, 1997.

    1.4 "ERC Facility" shall mean the ERC facility located at 3 Great Pasture Road, Danbury, CT 06813.

    1.5 "ERC Know-How" shall mean all of the technical information, know-how, inventions (whether patented or not), trade secrets, and other technical, engineering and design information and data, including without limitation, all processes and techniques owned by ERC or in which ERC acquires a licensable interest, during the term of this Agreement, useful for the commercial manufacture of NiZn batteries within the Field, such as designs, drawings, blueprints, flow sheets, reports, manuals, specifications, process descriptions, operating procedures, materials and parts lists and other written or printed materials that are owned by ERC and which may be useful or helpful to Corning in the development and production of NiZn batteries within the Field.

    1.6 "ERC Patents" shall mean the letters patents identified in Exhibit B hereto, and any applications for letters patent which have a Convention Date under the international Convention for the Protection of Industrial Property prior to the earlier of the expiration or termination date of this Agreement and which are owned or acquired by ERC or in which ERC has or acquires a licensable interest (including without limitation any U.S. or non-

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U.S. patents and patent applications that are counterparts
thereof, and/or any divisions, continuations, continuations-in-part or reissues thereof).

    1.7 "Field of the Agreement" or "Field" means the manufacture, use and sale, lease or other transfer of NiZn batteries for all applications, except electric or hybrid electric vehicles (i.e. vehicles powered solely by electricity but which may rely part-time on other means of providing electric power in addition to storage batteries); provided, however, that for the purpose of this Agreement, electric or hybrid electric vehicles do not include any two and three wheel vehicles, motor bikes and trikes, rickshaw, industrial traction equipment, lawn care equipment, and off-road recreational vehicles, regardless of how they may be powered. Examples of recreational vehicles are golf carts, boats and all terrain vehicles (ATVs).

    1.8 "Licensed Technology" shall mean the ERC Patents and
ERC Know-How.

    1.9 "Net Sales" means the sum of all sales at the Net
Selling Price of the NiZn batteries in the Field.

    1.10 "Net Selling Price" means the gross invoice price of NiZn batteries manufactured by or for Corning or its sublicensee hereunder and then sold by Corning or such sublicensee in the Field in a normal, bona fide, commercial transaction without any

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deduction other than the following items of expense to the
extent to which they are actually paid and expressly included in the gross invoice price;

    1.   Sales returned;
    2.   Sales discounts;
    3.   Duties and taxes on sales;
    4.   Transportation insurance premiums;
    5.   Packing expenses on sales; and
    6.   Transport expenses on sales.

For purposes of computing the Net Selling Price for sales or other transfers of the NiZn batteries to affiliates of Corning that do not represent a normal, bona fide commercial transaction, the Net Selling Price shall be determined as follows: (a)if the battery is so transferred by Corning for use in the affiliates own operations, the Net Selling Price for that battery will be the average sales price of such batteries to unaffiliated third parties for the same type, size and quantities of batteries during the same year; or (b) if such a battery is transferred to an affiliate of Corning for resale, then the Net Selling Price shall be deemed to be the gross invoice price charged by the affiliate to its third party customers of the battery with the deductions described above.

    1.11 "Party" means Corning or ERC, or when used in the plural, Corning and ERC.

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    1.12 "Technical Assistance" shall mean the assistance and
services that ERC provides to Corning pursuant to the Technical
Assistance Agreement.

    1.13 "Technical Assistance Agreement" shall mean that agreement of even date herewith between the parties pursuant to which ERC shall provide certain services and assistance to Corning as specified therein.

                       II. LICENSE GRANT

    2.1 License. ERC hereby grants to Corning, an exclusive (even against ERC), worldwide license, with the right to sublicense, in the Licensed Technology for use in the Field; provided, however, the foregoing license shall convert to a nonexclusive worldwide license with the right to sublicense Corning Affiliates: (a) upon Corning's election under Section 3.2; or (b) as provided in Section 4.4.

    2.2 New Licensed Technology. During the period that the license granted Corning under Section 2.1 remains exclusive, or if Corning's license becomes non-exclusive and ERC grants a third party a license in the Licensed Technology in the Field, in addition to its obligations under Section 3.3, ERC shall promptly from time to time, but at least once a year, disclose to Corning any ERC Patents and/or ERC Know-How arising after the Effective Date hereof and not previously disclosed to Corning and if

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reasonably requested by Corning, provide Corning from time to time with a list of all patent applications filed by ERC relating in any way to the Field.

    2.3 Other Agreements. During the period that the License granted under Section 2.1 remains exclusive, ERC will not work with any other entity in the Field except that ERC may seek out, and if awarded, may perform contracts or grants for the U.S. Government in the area of NiZn battery technology.

       III. DEVELOPMENT PROGRAM AND TECHNICAL ASSISTANCE

    3.1 Phased Objectives. In connection with its use of the Licensed Technology, Corning intends to conduct a phased development program to develop a commercially feasible NiZn battery (the "Development Program"). The Development Program will consist of four phases and each phase will have objective goals or criteria to be reached in order to be successfully concluded. The objective goals and criteria for phase one and two are set forth on Exhibit C hereto. The goals and criteria for each successive phase in the Development Program will be defined and agreed to in a writing signed by the designated representatives of the Party prior to the completion of the preceding phase. However, in the event of a disagreement on the goals and criteria between ERC and Corning, Corning may establish the same unilaterally. Each phase of the Development Program will be considered to be successfully concluded


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upon written notice from Corning to ERC that the objective
goals or criteria have been met.

    3.2 Conclusion or Termination of the Development Program. If Corning gives notice to ERC of the successful conclusion of the Development Program, or at Corning's option, Corning, by written notice to ERC declares the Development Program terminated, then Corning may, in any such written notice, elect to: (a) commence payments of the minimum royalties set forth in
Section 4.3; (b) convert the exclusive license granted under
Section 2.1 to a nonexclusive license provided Corning's obligation to make the minimum royalty payments described in
Section 4.3 through calendar year 2004 shall continue; or (c) surrender the license granted to it by ERC hereunder without further obligation to ERC and terminate this Agreement notwithstanding any provision herein to the contrary.

    3.3 Transfer of Technical Data. ERC shall, during the period that the license granted Corning under Section 2.1 remains exclusive, or if Corning's license becomes a non-exclusive license and ERC grants a third party a license in the Licensed Technology in the Field, supply or cause to be supplied to Corning, free of any charges other than the royalties and charges specified in this Agreement, full up-to-date information as to ERC Know-How and the ERC Patents in a form (e.g. drawings, standard operating procedures, blueprints, written memoranda, training of employees or personal consultation) that will satisfactorily and expeditiously accomplish the transfer of the ERC Know-How. ERC will supply all

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                             - 9 -

information hereunder in a reasonably useable form and in the English language. In the event that Corning requests, in writing, that ERC supply such information in a form that differs from the form in which ERC has previously supplied or offered to supply it, then Corning will pay the actual costs and expenses to be incurred by ERC to prepare the information in the form requested by Corning; provided, however, that Corning will not be required to pay the costs of obtaining any such information if it is already available to ERC in the form requested by Corning.

    3.4 Payments During the Development Program. During the
Development Program and prior to its conclusion or termination pursuant to Section 3.2, Corning shall make the following payments to ERC:

    (a) During Phase Three of the Development Program, provided Phase Three is not longer than (confidential treatment requested) months

              (confidential treatment requested) per month payable every three months

    (b) Commencing on the earlier to occur of the commencement of Phase Four of the Development
         Program or (confidential treatment requested) months after the date of this Agreement


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              (confidential treatment requested) per month payable every three months

The first such payment described above shall be due and payable on April 1, 1997. All of the foregoing payments shall be credited against the royalties payable under Article IV
(including without limitation the minimums under Section 4.3 below) at a rate not to exceed, however, (confidential treatment requested) per year.

    3.5 Ownership of Development Program Technology. All inventions, know-how, trade secrets, data or information arising out of work on the Development Program whether or not developed by ERC employees or Corning employees shall be the sole property of Corning. ERC will, upon request by Corning, execute and require its employees to execute the appropriate assignments or other documents necessary to evidence such ownership by Corning.

                         IV. ROYALTIES

    4.1 Royalty Payments. In consideration of the license granted herein, and subject to the credit provided in Section
3.4 above, Corning shall pay to ERC the following royalties on the worldwide Net Sales of NiZn batteries it manufactures or has manufactured and sells in the Field:

         (a) During the period in which the license granted pursuant to Section 2.1 above is exclusive:


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              (confidential treatment requested) of the annual (calendar year) Net Sales up to two hundred fifty
              million dollars ($250,000,000.00), and
              (confidential treatment requested) of the annual (calendar year) Net Sales over two hundred fifty million dollars ($250,000,000.00)

    (b) During the period in which the license granted pursuant to Section 2.1 above is non-exclusive:

             (confidential treatment requested) of annual (calendar year) Net Sales.

The foregoing royalty payments will commence after the termination of the Development Program and will terminate upon the expiration of the last to expire of the ERC Patents, and will be due and payable semi-annually forty-five (45) days after each January 1 and June 30 of the calendar year in which products subject to the royalty have been sold. No sublicense by Corning of the Licensed Technology under this Agreement will excuse Corning from paying the foregoing royalties indicated in Sections (a) and (b) above as if Corning itself were making the Net Sales of the products subject to the sublicense.

4.2 Royalty Report. When rendering payment of the foregoing royalties, Corning shall provide ERC with a written report showing the calculation of the royalty, the number of products to which the

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royalty is applicable and their Net Selling Price. At its
expense, ERC may, by its designated independent public accountants, audit once annually the royalty amounts reported by Corning or its sublicensee to determine the procedure by which the Net Selling Price was calculated; provided however, that in the event such an audit discloses that the actual royalty amount due under this Agreement for the applicable period is more than five percent (5%) greater than the royalty amount reported by Corning for such period, Corning shall pay the reasonable costs of such audit incurred by ERC.

    4.3 Minimum Royalty Payment. Through 2004 and thereafter for the period in which the license granted Corning under
Section 2.1 remains exclusive and subject to the credits provided in Section 3.4 above and the provisions of Section 4.4, Corning shall pay to ERC minimum annual royalty payments for the years set forth below according to the following schedule:


              Year      Minimum Royalty ($ Millions)


              2000      (confidential treatment requested)
              2001      (confidential treatment requested)
              2002      (confidential treatment requested)
              2003      (confidential treatment requested)
              2004      (confidential treatment requested)
              2005      (confidential treatment requested)
              2006      (confidential treatment requested)
              2007      (confidential treatment requested)

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                            - 13 -

              2008       (confidential treatment requested)
              2009       (confidential treatment requested)


Such minimum annual royalty will be payable semi-annually at the end of each June and December of each calendar year. Unless this Agreement is terminated and the license granted to Corning hereunder surrendered or terminated as provided in Section 3.2 above or Section 4.4 below, Corning shall pay the minimum royalty due under this Section through December 31, 2004. Thereafter in order to preserve the exclusive nature of the license hereunder, Corning will have the option of paying the difference between the minimum royalties set forth above and the royalties actually incurred by it during the calendar year covered by such minimum.

    4.4 Non-Exclusive Royalty Rate Reduction of Minimums. If during the first (confidential treatment requested) years of this Agreement Corning: (a) gives written notice to ERC that it does not intend to pay the minimum royalty described above for any calendar year subsequent to calendar year 2004, or (b) elects to convert the exclusive license to a non-exclusive license as provided in
Section 3.2, then Corning's exclusive rights under Section 2.1 above, shall convert to a non-exclusive license at a royalty rate of (confidential treatment requested) of Net Sales.
Notwithstanding the foregoing, Corning may, by giving ERC written notice at least ninety (90) days in advance of the date on which any of the above-described minimum royalty payments are due, terminate this Agreement, including the license granted hereunder without further obligation for the payment of such minimums.


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Corning shall not be required to pay any minimum royalty
payments otherwise due hereunder and payable in any calendar year subsequent to calendar year 2004 after giving notice of its election not to make such payment as provided under subsection (a) above, and Corning shall have no obligation to make a minimum royalty payments whether or not due before or after December 31, 2004 after giving notice as provided in
Section 3.2(c) or upon termination of this Agreement and the license by Corning pursuant to this Section 4.4.

    4.5 Most Favored Nations. ERC agrees that it will not offer to any third party a license in the Field in the Licensed Technology at royalty rates more favorable than the rates for the non-exclusive license granted to Corning under this Article IV in the Field, without the consent of Corning, and reduction in the remaining royalties payable hereunder to equal those of such third party.

           V. FILING AND MAINTENANCE OF ERC PATENTS
                  AND RIGHT OF FIRST REFUSAL

    5.1 Foreign Filings. ERC will inform Corning of those countries in which it has filed or intends to file patent applications concerning ERC Patents it reasonably believes are useful in the Field. ERC will pay all necessary fees to retain in force the ERC Patents licensed to Corning under this Agreement, unless Corning shall advise ERC that it no longer wishes to retain license rights thereunder, in which case, ERC may allow such ERC Patents to expire without being liable to refund any of the royalty


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payments set forth in this Agreement. ERC will pay any fees required to maintain any ERC Patent in any country and will not allow such patent or patent application to lapse without giving Corning at least two (2) months prior notice of such intended lapse. If Corning in good faith desires to have ERC file, maintain or prosecute any ERC Patent in any country in which ERC has not filed, or does not intend to maintain or prosecute the patents, then Corning will request ERC to file, maintain or prosecute the patents in such countries and ERC will bear the reasonable direct and other costs incurred by ERC in performing the requested tasks so long as the license granted to Corning hereunder remains exclusive and Corning shall bear such costs if the license to Corning granted hereunder becomes non-exclusive.

    5.2 Third Party Infringement. In the event of an infringement by a third party of any claim of any ERC Patent in the Field, Corning shall have the right to undertake legal action at its own expense against any such third party in its own name or if so required by law in the name of ERC and ERC shall fully cooperate in such action and shall, for example, allow its employees to testify when called on to do so and shall make available to Corning all relevant documents and records. Any damages, awards and other remuneration recovered from such action shall be retained by and be the sole property of Corning; provided however: (a) that during the period in which the license granted pursuant to Section 2.1 of this Agreement is exclusive, if Corning brings such an action of infringement and

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ERC elects to participate at its own cost for the purpose of recovering any royalties under this Agreement whichch it has not received from Corning as a result of such infringement, ERC shall be entitled to that portion of the recovery which is granted for such omitted royalties; and (b) in the event that the license granted pursuant to Section 2.1 hereof becomes non-exclusive and ERC elects to pursue any such action and Corning agrees to share the costs of such action, then ERC and Corning shall agree upon an equitable distribution of the recovery of any amounts between them as a result of such infringement action, taking due consideration of each party's share of the costs in the litigation and the respective interests of the Parties in the Licensed Technology. In the event either Party learns that there is or may be an infringement of the ERC Patents, either party shall notify the other thereof as soon as practicable.

    5.3 Expansion of the Field. Upon written request of Corning, ERC and Corning will negotiate further licenses of the Licensed Technology outside the Field at terms and conditions, including reasonable royalties, to be agreed upon by the parties; provided nothing herein will require ERC to grant Corning a license in the Licensed Technology for the purposes of making or supplying NiZn batteries for electric or hybrid vehicles (i.e. vehicles powered solely by electric but which may rely part time on other means of providing electric power in addition to batteries).

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                            - 17 -

                           VI. TERM

    The term of this Agreement shall be the period beginning on the Effective Date and continuing until the expiration of the last to expire of the ERC Patents listed on Exhibit B or any subsequent valid ERC Patent which is practiced by Corning under the licenses granted it pursuant to Section 2.1, provided that Corning's right to the non-exclusive worldwide right to use the ERC Know-How whether or not covered by ERC Patents shall survive any such termination, unless this Agreement is sooner terminated by agreement of the Parties or by Corning as provided in Section 3.2 or Section 4.4 or by either party as provided in Section 7.1.

                 VII. DEFAULT AND TERMINATION

    7.1 Default. In the event that a Party (the "defaulting Party") shall (a) fail to make any payment hereunder when and as due, or (b) otherwise materially default in its obligations hereunder and fail to remedy such default within thirty (30) days after such default shall have been called to its attention by written notice from the other Party, (c) file a petition in bankruptcy or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency, or be adjudged bankrupt, (d) go or be placed into a process of complete liquidation other than for an amalgamation or reconstruction, or (e) suffer the appointment of a receiver for its business who shall not be discharged within sixty (60) days after his appointment,

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                            - 18 -

then, and in any such event, the other Party, at its option, may terminate, upon thirty (30) days written notice, this Agreement and all its obligations and any licenses to the Parties hereunder.

    7.2 Non-Waiver. No failure or delay on the part of a Party to exercise any of its rights under this Article for any one or more defaults shall be construed to prejudice its rights in connection with such or any subsequent default.

    7.3 License Upon Termination. In the event that Corning terminates its rights and obligations under this License
Agreement pursuant to Section 3.2 or 4.4 above, it will provide
ERC with copies of any technical information it has received from ERC or derived from ERC and grant ERC a worldwide right to use in the Field non-exclusively the patents or know-how owned by Corning and developed as a result of its use of the Licensed
Technology pursuant to the terms of this license and prior to the date of such termination, royalty-free for the first five
(5) years and thereafter bearing a royalty of (confidential treatment requested) payable to Corning of the Net Selling
Price of any product manufactured or
sold thereunder using such patents or know-how for a period of (confidential treatment requested) years from the date of such termination. If all of the applicable patents expire, before the end of such (confidential treatment requested) year period, the royalties will be attributable to the know-how.

    7.4 Non-Competition. If Corning terminates the Agreement,
Corning shall not unilaterally, during a (confidential treatment requested) year period from


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such termination, sell any NiZn batteries for use in the Field or license any third parties for such purposes; provided however, Corning shall not be precluded from developing or selling any products whether or not in the Field using NiZn battery technology conceived or developed by a third party. In the event that Corning develops a NiZn battery for use in the Field with a third party using such third party technology prior to the end of the foregoing period, Corning grants to ERC the right to inspect Corning's NiZn battery manufacturing facility to the extent necessary to verify that Corning is not utilizing technology which is proprietary to ERC (as of the date of termination of this Agreement). Said inspection shall be pursuant to a separate nondisclosure agreement to be entered into by ERC.

    7.5 Continuing Obligations. Notwithstanding the earlier termination of this Agreement, the parties obligations under Sections 3.5, 5.3 and for payment of royalties on the Net Sales of NiZn batteries, in the Field and subject to the license, sold before such termination under Article VIII, shall survive such termination.

                VIII. CONFIDENTIAL INFORMATION

    Subject to the exercise by Corning of its rights in the Licensed Technology under Article II, all written information marked "proprietary" or "confidential" (or if oral, subsequently reduced to a writing so marked and delivered to the receiving party

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within thirty (30) days of its oral disclosure) which any Party discloses to the other as a result of the provisions of this Agreement, whether contained in blueprints, drawings, written reports, letters or memoranda, process descriptions, operating procedures and other written data, shall be treated as confidential unless (a) such information shall have been in the possession of the receiving Party prior to its receipt from the disclosing Party, (b) such information is or becomes part of the public knowledge or literature through no fault of the receiving Party, or (c) such information shall otherwise become available to the receiving Party from a source other than the disclosing Party, said source not being violative of any obligation of secrecy with respect to such information. Information which is so considered to be confidential shall be held by the receiving Party for its sole benefit and used only in accordance with this Agreement. The receiving Party shall use all reasonable efforts to prevent the use of all or any part of such confidential information belonging to the disclosing Party in any other connection or the transmission thereof to third Parties unless and until it has first obtained the written consent of the disclosing Party specifically authorizing such use or transmission. The Parties understand that information may be provided which is subject to a confidentiality agreement with a third Party. The Parties agree that such information shall be held in confidence in accordance with the terms of the third Party confidentiality agreement. No Party shall be obligated to divulge third Party confidential information to the other Party.

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                            - 21 -

                          IX. NOTICES

    All notices required to be given hereunder shall be in writing and shall be given by first class mail, postage prepaid, addressed to the Parties as follows:

         To Corning:    Corning Incorporated
                        MP-HQ-E1-6
                        Corning, NY 14831

                        Attn: Paul Marx, Corporate Manager
                               New Business Development

              cc:       Senior Vice President
                         & General Patent Counsel
                        Corning Incorporated
                        SP-FR-02-12
                        Corning, NY 14831

         To ERC:        Energy Research Corporation
                        3 Great Pasture Road
                        Danbury, CT 06813

                        Attn: Dr. Bernard S. Baker, President

              cc:       Ross M. Levine, Contract Manager
                         & Assistant Secretary


or such other address as a Party shall by notice request.

                      X. ENTIRE AGREEMENT

    The terms and provisions herein contained constitute the entire Agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties hereto with respect to the subject matter hereof; and no agreement or

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                            - 22 -

understanding varying or extending the same will be binding upon either Party hereto unless in writing, and signed by duly authorized officers or representatives of the respective
Parties.

                       XI. MISCELLANEOUS

    11.1 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York notwithstanding any choice of law principles to the contrary.

    11.2 Legality. The Parties each declare that, to the best of their respective knowledge, as of the date first written above, there are no laws or regulations in effect that materially limit or restrict their ability to fully perform their obligations under this Agreement.

    11.3 Amendment. This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of both Parties.

    11.4 Effect of Unenforceable Provisions. In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, said provision(s) shall be deemed severed and deleted herefrom and the validity, legality and/or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

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                            - 23 -

    11.5 Government Information. Nothing in this Agreement shall authorize the disclosure of, or access to, classified or restricted information, material or know-how of the Government of the United States of America to persons not authorized or licensed to disclose or receive such classified or restricted information.

    11.6 Relationship. The relationship of the Parties herein shall be that of independent contractors and nothing herein contained shall be deemed to create any relationship of agency.

    11.7 Assignment. Subject to Corning's rights pursuant to
Article II, neither Party may assign this Agreement without the written consent of the other Party, except to a wholly-owned or majority-owned subsidiary of the assigning Party.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a manner binding upon them by their duly authorized officers as of the date first above written.

                             CORNING INCORPORATED

                             By: /s/ Robert L. Ecklin
                             Title: Senior Vice President

                             ENERGY RESEARCH CORPORATION

                             By: /s/ Bernard S. Baker
                             Title: President
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